Exhibit 10.2

MYR GROUP INC.

PERFORMANCE SHARES AWARD AGREEMENT

(Named Executive Officer)

This AGREEMENT (this “Agreement”) is made as of March 23, 2017, by and between MYR Group Inc., a Delaware corporation (the “Company”), and [              ] (“Grantee”).

1.	Grant of Performance Shares. Pursuant to the MYR Group Inc. 2007 Long-Term Incentive Plan (Amended and Restated as of May 1, 2014) (the “Plan”) and subject to the terms and conditions thereof and the terms and conditions hereinafter set forth, the Company has granted to Grantee, as of March 23, 2017 (the “Date of Grant”), [ ] Performance Shares that may be earned in accordance with the terms of this Agreement and contingent on the Company’s Return On Invested Capital (“ROIC”) over the ROIC Performance Period (the “ROIC Target Performance Shares”), and [ ] Performance Shares that may be earned in accordance with the terms of this Agreement and contingent on the Company’s relative Total Stockholder Return (“TSR”) over the TSR Performance Period (the “TSR Target Performance Shares”).
2.	Earning of Target Performance Shares.
(a)	Performance Measure: The Grantee’s right to receive all of, any portion of, or more than, the number of ROIC Target Performance Shares or TSR Target Performance Shares will be contingent upon the achievement of specified levels of the Company’s ROIC and relative TSR, as set forth in the “Statement of Performance Goals” established by the Committee in connection with the Awards granted by this Agreement, and will be measured over the period from January 1, 2017 through December 31, 2019 for ROIC performance (the “ ROIC Performance Period”) and the Date of Grant through December 31, 2019 for TSR performance (the “TSR Performance Period”).
(b)	Below Threshold:
(i)	ROIC: If, upon the conclusion of the ROIC Performance Period, ROIC for the ROIC Performance Period falls below the threshold level, as set forth in the ROIC Performance Matrix contained in the Statement of Performance Goals, no Performance Shares for ROIC performance shall become earned.
(ii)	TSR: If, upon conclusion of the TSR Performance Period, the Company’s relative TSR for the TSR Performance Period falls below the 25th percentile of TSR for the TSR Peer Group Companies (as defined below), no Performance Shares for TSR performance shall become earned.
(c)	Threshold:
(i)	ROIC: If, upon the conclusion of the ROIC Performance Period, ROIC for the ROIC Performance Period equals the threshold level, as set forth in the ROIC Performance Matrix contained in the Statement of Performance Goals, 50% of the ROIC Target Performance Shares shall become earned.

(ii)	TSR: If, upon conclusion of the TSR Performance Period, the Company’s relative TSR for the TSR Performance Period is at the 25th percentile of TSR for the TSR Peer Group Companies, 25% of the TSR Target Performance Shares shall become earned.

(d)	Between Threshold and Target:
(i)	ROIC: If, upon the conclusion of the ROIC Performance Period, ROIC exceeds the threshold level, but is less than the target level, as set forth in the ROIC Performance Matrix contained in the Statement of Performance Goals, the percentage of ROIC Target Performance Shares that shall become earned shall be determined by mathematical straight-line interpolation between 50% of the ROIC Target Performance Shares and 100% of the ROIC Target Performance Shares, with a fractional share rounded down to the next whole share.

(ii)	TSR: If, upon the conclusion of the TSR Performance Period, the Company’s relative TSR exceeds the 25th percentile, but is less than the 50th percentile of TSR of the TSR Peer Group Companies, the percentage of TSR Target Performance Shares that shall become earned shall be determined by mathematical straight-line interpolation between 25% of the TSR Target Performance Shares and 100% of the TSR Target Performance Shares, with a fractional share rounded down to the next whole share.

(e)	Target:
(i)	ROIC: If, upon the conclusion of the ROIC Performance Period, ROIC for the Performance Period equals the target level, as set forth in the ROIC Performance Matrix contained in the Statement of Performance Goals, 100% of the ROIC Target Performance Shares shall become earned.

(ii)	TSR: If, upon conclusion of the TSR Performance Period, the Company’s relative TSR for the TSR Performance Period is at the 50th percentile of TSR for the TSR Peer Group Companies, 100% of the TSR Target Performance Shares shall become earned.

(f)	Between Target and Maximum:
(i)	ROIC: If, upon the conclusion of the ROIC Performance Period, ROIC exceeds the target level, but is less than the maximum level, as set forth in the ROIC Performance Matrix contained in the Statement of Performance Goals, the percentage of ROIC Target Performance Shares that shall become earned shall be determined by mathematical straight-line interpolation between 100% of the ROIC Target Performance Shares and 200% of the ROIC Target Performance Shares, with a fractional share rounded down to the next whole share.

(ii)	TSR: If, upon the conclusion of the TSR Performance Period, the Company’s relative TSR exceeds the 50th percentile, but is less than the 75th percentile of TSR for the TSR Peer Group Companies, the percentage of TSR Target Performance Shares that shall become earned shall be determined by mathematical straight-line interpolation between 100% of the TSR Target Performance Shares and 200% of the TSR Target Performance Shares, with a fractional share rounded down to the next whole share.

(g)	Equals or Exceeds Maximum:
(i)	ROIC: If, upon the conclusion of the ROIC Performance Period, ROIC for the ROIC Performance Period equals or exceeds the maximum level, as set forth in the ROIC Performance Matrix contained in the Statement of Performance Goals, 200% of the ROIC Target Performance Shares shall become earned.

(ii)	TSR: If, upon conclusion of the TSR Performance Period, the Company’s relative TSR for the TSR Performance Period equals or exceeds the 75th percentile of TSR for the TSR Peer Group Companies, 200% of the TSR Target Performance Shares shall become earned.

(h)	Conditions; Determination of Earned Award: Except as otherwise provided herein, the Grantee’s right to receive any Performance Shares is contingent upon his or her remaining in the continuous employ of the Company or a Subsidiary through the end of the Performance Periods. Following the Performance Periods, the Committee shall determine whether and to what extent the goals relating to ROIC and TSR have been satisfied for the Performance Periods and shall determine the percent of ROIC Target Performance Shares and TSR Target Performance Shares, if any, that may have become earned hereunder.
(i)	Determination Regarding ROIC: All determinations involving ROIC set forth in this Section 2 shall be the arithmetic average of the ROIC for the ROIC Performance Period calculated by dividing the sum of the Company’s ROIC for each fiscal year in the ROIC Performance Period by the number of years in the ROIC Performance Period, where ROIC for each fiscal year in the ROIC Performance Period is defined as net income plus net interest net of taxes (net income plus net interest, less net interest times the effective tax rate), less dividends divided by invested capital (total debt less cash and marketable securities plus total stockholders’ equity) at the beginning of the performance period, with all financial measures as determined from the Company’s consolidated financial statements for each year in the ROIC Performance Period, subject to mandatory adjustment as provided for by the Committee in its resolutions approving this Performance Shares award, except where such action would result in the loss of the otherwise available exemption of the Performance Shares under Section 162(m) of the Internal Revenue Code. All determinations involving ROIC set forth in this Section 2 shall be calculated based on U.S. Generally Accepted Accounting Principles.

(j)	Determination Regarding TSR: At the end of the TSR Performance Period, the percentile rank of the Company’s TSR in respect to the TSR of the TSR Peer Companies will be calculated. TSR with respect to the Company and each of the TSR Peer Companies means the change in the fair market value of common stock of the Company and the TSR Peer Companies, assuming reinvestment of dividends, over the TSR Performance Period. The measurement of change in fair market value over the Performance Period shall be based on the average closing prices of the common stock for the last 20 trading days preceding the Date of Grant and the last 20 trading days preceding the end of the TSR Performance Period (December 31, 2019), assuming reinvestment of dividends in common stock. Any TSR Peer Company that is no longer publicly traded at any time during or at the end of the TSR Performance Period shall be excluded from this calculation.
(k)	TSR Peer Companies: The public companies against which the Company’s TSR performance will be compared (the “TSR Peer Group Companies”) are identified in the Statement of Performance Goals.

3.	Pro Rata Earning of Target Performance Shares.
(a)	Termination without Cause or Good Reason, Death, Disability or Retirement: Notwithstanding Section 2(h), if, during the Performance Period, but before the payment of any Performance Shares as set forth in Section 5, the Grantee’s employment is terminated without “Cause” or with “Good Reason” (as each term is defined in the Grantee’s Employment Agreement with the Company, dated [ ], as may be amended from time to time (the “Employment Agreement”)), the Grantee dies or in the event of his “Disability” (as such term is defined in the Employment Agreement) while in the employ of the Company or in the event of the retirement of the Grantee after having attained “normal retirement age” (as such term is defined in the Social Security Act of 1935, as amended), then the Grantee shall be entitled to receive such percent of the ROIC Target Performance Shares and TSR Target Performance Shares, if any, as is determined pursuant to Section 2 at the conclusion of the Performance Periods as if the Grantee had remained in the continuous employ of the Company through the end of the Performance Periods, based on the Company’s ROIC and TSR performance during the Performance Periods, prorated, based on the number of whole months that Grantee was employed by the Company during the Performance Periods.
(b)	Change in Control: Notwithstanding Section 2(h), if, during the Performance Periods, but before the payment of any Performance Shares as set forth in Section 5, a Change in Control occurs while Grantee is an employee of the Company, then the Grantee shall be entitled to receive the number of ROIC Target Performance Shares and the number of TSR Target Performance Shares set out in Section 1.
4.	Forfeiture of Award. Except to the extent Grantee has earned the right to receive Performance Shares pursuant to Sections 2 or 3 hereof, Grantee’s right to receive Performance Shares shall be forfeited automatically and without further notice on the date that Grantee ceases to be an employee of the Company or a Subsidiary prior to the last day of the Performance Periods or, in the event that Section 3(b) applies, the date on which the Change in Control occurs.

5.	Payment of Performance Shares.
(a)	Subject to Section 5(c), Performance Shares earned as provided in Section 2 or pursuant to Section 3(a) shall be paid to Grantee or his or her executor or administrator, as the case may be, in shares of Common Stock in the calendar year immediately following the close of the Performance Period to which the award relates, but in no event later than two and one-half (2 1/2) months after the close of the Performance Period.
(b)	The ROIC Target Performance Shares and TSR Target Performance Shares earned pursuant to Section 3(b) shall be paid to Grantee in shares of Common Stock as soon as practicable following the Change in Control, but in no event later than two and one-half (2 1/2) months following the end of the year in which the Change in Control occurs.
(c)	Notwithstanding anything in this Agreement to the contrary, if Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, the ROIC Target Performance Shares and TSR Target Performance Shares become payable on Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code, and the amount payable hereunder constitutes a “deferral of compensation” (within the meaning of Section 409A of the Code), then payment of the ROIC Target Performance Shares and TSR Target Performance Shares shall be made on the earlier of the first day of the seventh month after the date of Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or Grantee’s death.

6.	Transferability. Transferability shall be as set forth in the Plan.
7.	No Employment Contract. Nothing contained in this Agreement shall (a) confer upon Grantee any right to be employed by or remain employed by the Company, or (b) limit or affect in any manner the right of the Company to terminate the employment of Grantee at any time.
8.	Taxes and Withholding. To the extent that the Company is required to withhold any federal, state, local or foreign taxes in connection with the payment of any Performance Shares, it shall be a condition to the payment of any Performance Shares that the Grantee shall pay such taxes by the Company’s retention of a portion of the shares of Common Stock otherwise payable to the Grantee. The shares so retained shall be credited against such withholding requirement at the Fair Market Value on the date of such delivery. In no event, however, shall the Company accept shares for payment of taxes in excess of minimum required tax withholding rates; therefore, Grantee agrees to a payroll deduction for the amount of the withholding requirement that may be greater than the value of the whole number of shares retained for such purpose.
9.	Rights of a Stockholder. The Grantee shall not have any rights of a stockholder with respect to the Performance Shares prior to the date such shares are earned.

10.	Payment of Dividends. No dividends shall be accrued or earned with respect to any Performance Shares until such Performance Shares are earned by the Grantee as provided in this Agreement.
11.	Adjustments. Notwithstanding any other provision hereof, the Committee shall have authority to make adjustments in the terms and conditions of, and the criteria included in, Performance Shares granted hereunder, as set forth in the Plan.
12.	Restrictive Covenants. If the Grantee engages in any conduct in breach of any noncompetition, nonsolicitation or confidentiality obligations to the Company under any agreement, policy or plan, then such conduct shall also be deemed to be a breach of the terms of the Plan and this Agreement. Upon such breach, Grantee’s right to receive Performance Shares covered by this Agreement shall be forfeited automatically and without further notice and to the extent that the Grantee has received shares of Common Stock pursuant to Section 5 within a period of 18 months prior to such breach, the Grantee shall be required to return to the Company, upon demand, such shares or the net proceeds of any sales. For purposes of this Section 12, net proceeds shall mean the amount realized upon the disposition of the shares, less any applicable taxes withheld by the Company.
13.	Recovery of Performance Shares. If (a) the Company restates any part of its financial statements for any fiscal year or years covered by the Performance Periods due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years (a “Restatement”) and (b) the Committee determines that Grantee is personally responsible for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the shares of Common Stock paid or payable to Grantee for the Performance Periods. The amount of any cash or shares recovered by the Company under this Section 13 shall be limited to the amount by which such shares payment exceeded the amount that would have been paid to or received by Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. Notwithstanding anything herein to the contrary, Grantee’s consent shall not be required for an amendment to this Agreement that is deemed necessary by the Company to ensure compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) or any regulations promulgated thereunder, including as a result of the implementation of any recoupment policy the Company adopts to comply with the requirements set forth in the Dodd-Frank Act.
14.	Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions that arise and to exercise its discretionary authority under the Plan in connection with the grant of ROIC Target Performance Shares and TSR Target Performance Shares.

15.	Miscellaneous. All decisions or interpretations of the Committee with respect to any question arising under the Plan or this Agreement shall be binding, conclusive and final. The waiver by the Company of any provision of this Agreement shall not operate as or be construed to be a subsequent waiver of the same provision or of any other provision of this Agreement. Grantee agrees to execute such other agreements, documents or assignments as may be necessary or desirable to effect the purposes of this Agreement.
16.	Capitalized Terms. All capitalized terms used in this Agreement that are not defined herein shall have the meanings given them in the Plan or resolutions adopted by the Committee authorizing grants made under this Agreement, unless the context clearly requires otherwise.
17.	Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee). Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Grantee has executed this Agreement, as of the day and year first above written.

MYR GROUP INC.

By:
Name: William A. Koertner
Title: Chairman of the Board

The undersigned Grantee hereby acknowledges receipt of an executed copy of this Agreement and accepts the right to receive any Performance Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions herein above set forth.

Grantee

Date: